UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2008

Interpharm Holdings, Inc.

(Exact name of Registrant as specified in charter)

Delaware	0-22710	13-3673965
(State or other jurisdic-	(Commission	(IRS Employer
tion of incorporation)	File Number)	Identification No.)

75 Adams Avenue, Hauppauge, New York	11788
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 952 0214

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As set forth in its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2008, on February 5, 2008, Interpharm Holdings, Inc. (“Holdings”) and Interpharm, Inc. (the “Company”) entered into a Forbearance Agreement (the “Forbearance Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”) which, provided Holdings and the Company with additional credit and provided for a forbearance by Wells Fargo from exercising its remedies based on previous defaults with respect to Holdings’ and the Company’s credit agreement with Wells Fargo (the “Wells Fargo Credit Agreement”).

On March 25, 2008, Holdings and the Company entered into an Amended and Restated Forbearance Agreement with Wells Fargo (the “Amended Forbearance Agreement”). Pursuant to the Amended Forbearance Agreement, in exchange for a $250,000 payment and other consideration, Wells Fargo agreed to provide the Company with additional borrowing availability through: (i) increasing the cap on the Company’s revolving credit line by approximately $2.3 million; (ii) increasing the percentage of inventory which is eligible as collateral for borrowing; and (iii) adding eligible receivables against which to borrow.

In addition to the foregoing, the Amended Forbearance Agreement provides that it will be an event of default if the Company has not received a letter of intent for a purchase of substantially all of its assets for an amount in excess of the amounts owing to Wells Fargo or a proposal to refinance the amounts owing to Wells Fargo by March 31, 2008. The Company has already received a refinancing proposal.

The foregoing description of the Amended Forbearance Agreement is qualified, in its entirety, by the text of the agreement itself, which is annexed hereto as Exhibit 10.1.

Item 9.01   Financial Statements and Exhibits

Exhibit. The following is furnished as an exhibit to this report:

Exhibit No.	Exhibit Description

10.1
Amended and Restated Forbearance Agreement dated March 25, 2008 among Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division and Interpharm, Inc. and Interpharm Holdings, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
INTERPHARM HOLDINGS, INC.

March 31, 2008	By:	/s/ Peter Giallorenzo
Peter Giallorenzo
Chief Financial Officer and
Chief Operating Officer